Exhibit 99.1

Enservco Corporation Reports 2022 First Quarter Financial Results

●	Q1 revenue up 67% YOY to $8.6 million from $5.1 million as Company posts gains across all service offerings based on increased customer activity driven by higher commodity prices

●	Company expects to bring its filings current in near future with filing of second quarter Form 10-Q

Longmont, CO – October 19, 2022 – Enservco Corporation (NYSE American: ENSV), a diversified national provider of specialized well-site services to the domestic onshore conventional and unconventional oil and gas industries, today reported financial results for its first quarter ended March 31, 2022.

Revenue increased 67% year over year to $8.6 million from $5.1 million due to increased customer demand based largely on higher commodity prices. The Company reported a 49% increase in production services – to $2.7 million from $1.8 million – and a 77% increase in completion and other services – to $5.8 million from $3.3 million.

Net income in the quarter was $3.1 million, or $0.27 per basic and diluted share, compared to a net loss of $3.9 million, or $0.42 per basic and diluted share, in the first quarter of 2021. The improved net income was due to a $1.3 million improvement in operating loss and a $4.3 million gain on extinguishment of debt related to the Company’s first quarter 2022 debt refinancing.

Adjusted EBITDA in the first quarter was $0.2 million compared to an adjusted EBITDA loss of $0.9 million in the same quarter last year.

The Company closed the quarter with stockholders’ equity of $8.6 million, up from $5.3 million at December 31, 2021.

Rich Murphy, Executive Chairman, said, “As previously announced, first quarter revenue showed significant improvement year over year due to increased customer demand and continued growth of our East Texas operation. We continue to believe the outlook for the oil and gas industry remains favorable, and we are excited about our growth prospects. I want to thank our stockholders for their patience as we work to bring our filings current. Our internal staff and independent accounting firm are now working to complete our second quarter financial statements in preparation for filing our Form 10-Q for the quarter ended June 30, 2022.”

To view full financial statements on Form 10-Q as filed with the SEC today, click the following link:

https://www.sec.gov/ix?doc=/Archives/edgar/data/0000319458/000143774922024387/ensv20220331b_10q.htm

Due to the delay in filing its financial statements, Enservco will not conduct an earnings conference call in conjunction with the filing of its first and second quarter financial results.

Because Enservco is not currently in compliance with the continued listing standards of the NYSE American Exchange, the Company applied for and was granted an extension of its listing until such time as it files its Form 10-Q for the second quarter ended June 30, 2022. The Company expects to file such Form 10-Q on or about November 11, 2022.

About Enservco

Through its various operating subsidiaries, Enservco provides a range of oilfield services, including hot oiling, acidizing, frac water heating, and related services. The Company has a broad geographic footprint covering seven major domestic oil and gas basins and serves customers in Colorado, Montana, North Dakota, Oklahoma, Pennsylvania, Ohio, Texas, Wyoming, West Virginia, Utah, Michigan, Illinois, Florida, New Mexico, and Louisiana. Additional information is available at www.enservco.com.

*Note on non-GAAP Financial Measures

This press release includes a discussion of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with generally accepted accounting principles ("GAAP"). The term "EBITDA" refers to a financial measure that we define as earnings (net income or loss) plus or minus net interest plus taxes, depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation and, when appropriate, other items that management does not utilize in assessing Enservco’s operating performance (as further described in the attached financial schedules). None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure. We have reconciled Adjusted EBITDA to GAAP net income in the Consolidated Statements of Operations in our Form 10-Q. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting.

Cautionary Note Regarding Forward-Looking Statements

This news release contains information that is "forward-looking" in that it describes events and conditions Enservco reasonably expects to occur in the future. Expectations for the future performance of Enservco are dependent upon a number of factors, and there can be no assurance that Enservco will achieve the results as contemplated herein. Certain statements contained in this release using the terms "may," "expects to," “should,” and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond Enservco's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in Enservco’s annual report on Form 10-K for the year ended December 31, 2021, and subsequently filed documents with the SEC. Forward looking statements in this news release that are subject to risk include ability to sustain growth momentum, increased customer activity, and higher commodity prices; expectations for a favorable macro outlook; ability to file its second quarter Form 10-Q on or about November 11, 2022, and ability to continue its NYSE listing. It is important that each person reviewing this release understand the significant risks attendant to the operations of Enservco. Enservco disclaims any obligation to update any forward-looking statement made herein.

Contact:

Mark Patterson

SVP

Enservco Corporation

mpatterson@enservco.com

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

Phone: 303-880-9000

Email: jay@pfeifferhigh.com